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                                                                   EXHIBIT 99.2

     CODE OF ETHICS FOR THE COMPANY'S CEO, CFO, AND OTHER SENIOR EXECUTIVES

                                    PREAMBLE
Office Depot, Inc. (the "Company") recognizes that the quality, integrity and transparency of its financial statements are of paramount importance in establishing and maintaining the trust and confidence in the Company, its Board of Directors and Management on the part of stockholders, employees, the New York Stock Exchange, the financial community generally, and governmental securities regulatory bodies.

Pursuant to the mandate of the Sarbanes-Oxley Act of 2002 (the "Act") and regulations of the United States Securities and Exchange Commission ("SEC") promulgated pursuant to the authority and mandate of the Act, this Code of Ethics has been adopted for our CEO, CFO, Controller, Division Presidents and Executive Vice Presidents of the Company (collectively the "Senior Officers").

Each of the Senior Officers of Office Depot, Inc. is bound by the following Code of Ethics. Each Senior Officer shall:

         1. Be committed to the highest standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between their personal and professional relationships in the performance of their duties as Senior Officers of the Company.

         2. Be committed to the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company, of all information relating to the Company, its financial condition and results of operations.

         3. Be committed to compliance with all applicable governmental laws, rules and regulations relating to the conduct of the businesses of the Company and to required reports regarding the financial condition and results of business operations of the Company, including the laws of all countries in which the Company operates.

         4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated to any personal interest.

         5. Respect the confidentiality of information acquired in the course of serving as a Senior Officer of the Company except when authorized or otherwise legally obligated to make disclosure. Confidential information shall not be used for personal advantage.

         6. Report violations of this Code of Ethics to the General Counsel and/or the Vice President, Internal Audit of the Company, or directly to the Audit Committee of the Board of Directors of the Company, as soon as practicable after learning of any such violation.

         7. Hold themselves accountable for adherence to this Code of Ethics, and understand that the Company's Board of Directors will hold them accountable, as Senior Officers of the Company, to this Code of Ethics.